EX-35.9
Wachovia Securities
201 South College Street
CP9
Charlotte, NC 28244-1075



(logo) WACHOVIA SECURITIES



1123 SERVICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of September 1, 2007, by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor, KEYCORP Real Estate Capital Markets, Inc., as Master Servicer, Wachovia Bank, National Association, as Master Servicer, Midland Loan Services, as Master Servicer, NCB, FSB as Master Servicer, ING Clarion Partners, LLC as Special Servicer, National Consumer Cooperative Bank, as Special Servicer , and Wells Fargo as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C4 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.11 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

1. A review of the activities of the Master Servicer,that is applicable during the period from September 1, 2007 to December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period September 1, 2007, through December 31, 2007;


IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the l0th day of March 2008.



/s/ Timothy Ryan
Timothy Ryan, Managing Director
Wachovia Bank National Association


/s/ Marilyn Addison
Marilyn Addison, Director
Wachovia Bank National Association